Exhibit 10.17

THIRD AMENDMENT TO

CREDIT AGREEMENT

THIRD AMENDMENT, dated as of March 23, 2010 (this “Amendment”), to the Credit Agreement, dated as of May 15, 2007 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the lenders identified on the signature pages thereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), Wells Fargo Capital Finance, Inc. (f/k/a Wells Fargo Foothill, Inc.), a California corporation, as the arranger and administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), Dune Energy, Inc., a Delaware corporation (“Parent”), and each of Parent’s Subsidiaries identified on the signature pages thereof as a Borrower (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”), and each of Parent’s Subsidiaries identified on the signature pages thereof as a Guarantor (such Subsidiaries are referred to hereinafter each individually as a “Guarantor”, and individually and collectively, jointly and severally, as the “Guarantors”; and together with Borrowers, each a “Loan Party” and collectively, the “Loan Parties”).

WHEREAS, the Loan Parties, the Agent and the Lenders agree to modify the Credit Agreement on and subject to the terms set forth herein;

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto hereby agree as follows:

1. Definitions. Any capitalized term used herein and not defined shall have the meaning assigned to it in the Credit Agreement.

2. Amendments.

(i) New Definitions. Schedule 1.1 of the Credit Agreement is hereby amended by adding the following definitions, in appropriate alphabetical order:

“‘Payable Reserve” means, as of any date of determination, the amount of reserves that Agent has established in respect of accounts payable of Loan Parties that remain outstanding for more than 10 days past due date. The Agent shall adjust the Payable Reserve on the first day of each month (or more frequently as Agent determines in its sole discretion).”

““Third Amendment” means the Third Amendment to Credit Agreement, dated as of March 23, 2010, among the Borrowers, the Guarantors, the Agent and the Lenders.”

“‘Third Amendment Effective Date” means the date on which the Third Amendment shall become effective in accordance with its terms.”

(ii) Activation Instruction. Schedule 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Activation Instruction” in its entirety.

(iii) Applicable Margin. Schedule 1.1 of the Credit Agreement is hereby amended by deleting the definition of “Applicable Margin” in its entirety.

(iv) Base Rate. Schedule 1.1 of the Credit Agreement is hereby amended by amending and restating the definition of “Base Rate” in its entirety to read as follows:

“Base Rate” means the greater of (a) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate and (b) 1.00%.”

(v) Borrowing Base. Schedule 1.1 of the Credit Agreement is hereby amended by amending and restating the definition of “Borrowing Base” in its entirety to read as follows:

“Borrowing Base” means, as of any date of determination, the result of:

(a) 65% of the PV-10 of the Proved Developed Producing Reserves of Borrowers (i) that are subject to a Mortgage and UCC financing statements that in each case create a first priority perfected Lien in such Oil and Gas Properties in favor of Agent for the benefit of Lenders, (ii) for which Agent shall have received land records/and or title searches and abstracts of Oil and Gas Properties of such Oil and Gas Properties, the form and substance of which shall be satisfactory to Agent and (iii) for which Agent has received title opinions or updated title opinions (together with reliance letters with respect to previously issued title opinions) of such Oil and Gas Properties with respect to the Hydrocarbon Interests therein, the form and substance of which shall be satisfactory to Agent, minus

(b) the sum of (i) the Bank Product Reserve, (ii) the Payable Reserve and (iii) the aggregate amount of reserves, if any, established by Agent under Section 2.1(b).”

(vi) EBITDA. Schedule 1.1 of the Credit Agreement is hereby amended by amending and restating the definition of “EBITDA” in its entirety to read as follows:

““EBITDA” means, with respect to any fiscal period, Parent’s and its Subsidiaries’ consolidated net income (or loss), plus (i) interest expense, depreciation, depletion and amortization of assets (including goodwill and other intangible assets); federal, state, local and foreign taxes; costs and expenses for seismic, geological, and geophysical services performed in the course of oil and gas exploration; accretion of asset retirement expenses, proved property impairment, share based compensation, oil and gas exploration expenses; gain on sale of oil and gas properties, other non-cash items and extraordinary or non-recurring items; restructuring costs (including employee relocation costs) and integration expenses and charges that are identified at the time of closing of any acquisition as resulting from such acquisition (including, without limitation, cash severance payments and facility closures); any non-cash gains, losses or charges on any hedging agreement resulting from the requirements of SFAS 133, for the first three (3) months after the Third Amendment Effective Date, severance costs actually incurred in an aggregate amount not to exceed $500,000; minus (ii) extraordinary gains, any income tax benefit, other income and interest income. For the purposes of calculating EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), if at any time during such Reference Period (and after the Closing Date) Parent or any of its Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto in accordance with Regulation S-X promulgated under the Exchange Act or in such other manner acceptable to the Agent as if the Permitted Acquisition occurred on the first day of such Reference Period.”

(vii) LIBOR Rate. Schedule 1.1 of the Credit Agreement is hereby amended by amending and restating the definition of “LIBOR Rate” in its entirety to read as follows:

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the greater of (i) the rate per annum determined by Agent by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage and (ii) 1.00%. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

(viii) NYMEX Strip Price. Schedule 1.1 of the Credit Agreement is hereby amended by amending and restating the definition of “NYMEX Strip Price” in its entirety to read as follows:

“NYMEX Strip Price” means the lower of (i) as of any date of determination (A) for the 24 month period commencing with the month in which the date of determination occurs, the average of the 24 succeeding monthly futures contract prices, commencing with the month during which the determination date occurs, for each of the appropriate crude oil and natural gas categories included in the most recent Reserve Report provided by Borrowers to Agent pursuant to Section 5.2, as quoted on the NYMEX, and (B) for period after such 24 month period, the average of the quoted prices for the period from and including the 13th month in such 24 month period through the 24th month in such period; provided, that if the NYMEX no longer provides futures contract price quotes or has ceased to operate, the future contract prices used shall be the comparable futures contract prices quoted on such other nationally recognized commodities exchange as Agent shall designate and (ii) the Wells Fargo “Base Case” pricing for each of the appropriate crude oil and natural gas categories included in the most recent Reserve Report.”

(ix) Section 2.1 (Revolver Advances). Section 2.1(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make advances (“Advances”) to Borrowers in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolver Amount less the Letter of Credit Usage at such time less the Payable Reserve at such time, and (ii) the Borrowing Base at such time less the Letter of Credit Usage at such time.”

(x) Section 2.6 (Interest Rates). Sections 2.6(a) and (b) of the Credit Agreement are hereby amended and restated in its entirety to read as follows:

“2.6 Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows (i) if the relevant Obligation is an Advance that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus 5.00%, (ii) if the relevant Obligation is an Advance that is a Base Rate Loan, at a per annum rate equal to the Base Rate plus 5.00%, and (iii) otherwise, at a per annum rate equal to the Base Rate plus 5.00%.

(b) Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Lenders with a Revolver Commitment, subject to any agreements between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(e)) which shall accrue at a rate per annum equal to 3.50% times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.”

(xi) Section 2.7 (Cash Management). Section 2.7 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“2.7 Cash Management.

(a) Loan Parties shall and shall cause each of their Subsidiaries to (i) establish and maintain cash management services of a type and on terms satisfactory to Agent at one or more of the banks set forth on Schedule 2.7(a) (each a “Cash Management Bank”), and shall request in writing and otherwise take such reasonable steps to ensure that all of their and their Subsidiaries’ Account Debtors forward payment of the amounts owed by them directly to such Cash Management Bank, and (ii) deposit or cause to be deposited promptly all of their Collections (including those sent directly by their Account Debtors to Loan Parties or their Subsidiaries) into a bank account in a Loan Party’s name (a “Cash Management Account”) at one of the Cash Management Banks.

(b) Each Cash Management Bank shall establish and maintain Cash Management Agreements with Agent and Loan Parties. Each such Cash Management Agreement shall provide, among other things, that (i) the Cash Management Bank will comply with any instructions originated by Agent directing the disposition of the funds in such Cash Management Account without further consent by Loan Parties or their Subsidiaries, as applicable, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account, other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) it will forward by daily sweep all amounts in the applicable Cash Management Account to the Agent’s Account.

(c) So long as no Default or Event of Default has occurred and is continuing, Administrative Borrower may amend Schedule 2.7(a) to add or replace a Cash

Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to Agent, and (ii) prior to the time of the opening of such Cash Management Account, a Loan Party (or its Subsidiary, as applicable) and such prospective Cash Management Bank shall have executed and delivered to Agent a Cash Management Agreement. Loan Parties (or their Subsidiaries, as applicable) shall close any of their Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within 60 days of notice from Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Agent’s liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Agent’s reasonable judgment.

(d) Each Cash Management Account shall be a cash collateral account subject to a Control Agreement.

(xii) Section 2.8 (Crediting Payments). Section 2.8 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“2.8 Crediting Payments.

(a) The receipt of any payment item by Agent (whether from transfers to Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Loan Parties shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent’s Account on a Business Day on or before 2:00 p.m. (Georgia time). If any payment item is received into the Agent’s Account on a non-Business Day or after 2:00 p.m. (Georgia time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

(b) Agent shall be entitled to charge Borrowers for one (1) Business Days of ‘clearance’ at the rate then applicable under Section 2.6 to Advances that are Base Rate Loans on all Collections that are received by Parent and its Subsidiaries (regardless of whether forwarded to Agent). This across-the-board one (1) Business Day clearance charge on all Collections of Parent and its Subsidiaries is acknowledged by the parties to constitute an integral aspect of the pricing of the financing of Borrowers and shall apply irrespective of whether or not there are any outstanding monetary Obligations; the effect of such clearance charge being the equivalent of charging interest on such Collections through the completion of a period ending one (1) Business Days after the receipt thereof. The parties acknowledge and agree that the economic benefit of the foregoing provisions of this Section 2.8(b) shall be for the exclusive benefit of Agent.”

(xiii) Section 3.3 (Term). Section 3.3 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“3.3 Term. This Agreement shall continue in full force and effect for a term ending on the earlier of (a) March 31, 2011, and (b) the date that is 90 days prior to the earliest date on which any principal amount of the Second Secured Notes is scheduled to become due and payable or is required to be prepaid or redeemed, in each case in accordance with the terms of the Second Secured Note Indenture (such earlier date, the “Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.”

(xiv) Title Work. The following new Section 5.23 is hereby added to the Credit Agreement to read as follows:

“5.23 Title Work. No later than 60 days after the Third Amendment Effective Date (or 90 days after the Third Amendment Effective Date if such time period is extended in writing (including by electronic mail) by the Agent in its sole discretion), with respect to the Oil and Gas Properties of the Borrowers (other than the Comite and South Florence oil and gas fields), deliver to the Agent title information, including without limitation, title searches, title abstracts, title reports, and/or title opinions or updates to title opinions (together with reliance letters with respect to previously issued title opinions) setting forth a status of title satisfactory to Agent of such Oil and Gas Properties with respect to the Hydrocarbon Interests therein.”

(xv) Audited Financials. The following new Section 5.24 is hereby added to the Credit Agreement to read as follows:

“5.24 Audited Financials. No later than 3 Business Days after the Third Amendment Effective Date, Borrowers shall have delivered to Agent consolidated and consolidating financial statements of Parent and its Subsidiaries for fiscal year 2009, audited, in the case of consolidated financial statements, by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 6.16), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management), together with a Compliance Certificate.”

(xvi) Ad Valorem and Severance Taxes; Royalties. The following new Section 5.25 is hereby added to the Credit Agreement to read as follows:

“5.25 Ad Valorem and Severance Taxes; Royalties (a) Cause all ad valorem taxes assessed against their Oil and Gas Properties or any part thereof and all production, severance and other taxes assessed against, a measure by, production or the value, or proceeds, of the production therefrom, that are due or payable by, or imposed, levied, or assessed against any Loan Parties, their Subsidiaries, or any of their respective assets, to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of any such tax or assessment shall be the subject of a Permitted Protest and (b) cause all royalties, overriding royalties, compensatory royalties and other payments due from or in respect of Hydrocarbon production from or allocable to the Oil and Gas Properties of Parent or any of its Subsidiaries, that are due or payable by any Loan Parties or their Subsidiaries, to be paid in full, before delinquency, in accordance with the terms of the applicable Material Contracts and applicable law, except to the extent that the validity of any such royalty or other payment shall be the subject of a Permitted Protest.”

(xvii) Section 6.16 (Financial Covenants). Section 6.16 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“6.16 Financial Covenants.

(a) Minimum EBITDA. Fail to achieve EBITDA, measured on a month-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$2,871,927	For the 1 month period ending February 28, 2010

$5,926,070	For the 2 month period ending March 31, 2010

$8,697,935	For the 3 month period ending April 30, 2010

$12,298,870	For the 4 month period ending May 31, 2010

$15,479,172	For the 5 month period ending June 30, 2010

$18,858,648	For the 6 month period ending July 31, 2010

$23,224,603	For the 7 month period ending August 31, 2010

$27,464,455	For the 8 month period ending September 30, 2010

$31,876,694	For the 9 month period ending October 31, 2010

$36,191,674	For the 10 month period ending November 30, 2010

$40,950,069	For the 11 month period ending December 31, 2010

$45,945,081	For the 12 month period ending January 31, 2011

$47,200,804	For the 12 month period ending February 28, 2011

(b) Minimum Net Production. Have aggregate Hydrocarbon production (with one barrel of oil equal to six Mcf of gas) for any calendar month, calculated on the last day of the calendar month indicated below, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount (Mcf)	Calendar Month

615,472	February 2010

661,976	March 2010

657,806	April 30, 2010

662,613	May 31, 2010

669,010	June 30, 2010

750,959	July 31, 2010

916,044	August 31, 2010

878,460	September 30, 2010

916,854	October 31, 2010

883,889	November 30, 2010

944,887	December 31, 2010

1,006,068	January 31, 2011

894,816	February 28, 2011

(c) Capital Expenditures. Make Capital Expenditures in any fiscal year in an amount less than or equal to, but not greater than, the amount set forth in the following table for the applicable period:

Fiscal Year 2010	Fiscal Year 2011
$22,505,000	$2,725,000

(d) Minimum Proved Developed Producing Reserve. Fail to maintain PV-10 of the Proved Developed Producing Reserves of Borrowers, measured on a daily basis, of at least $80,000,000 at all times.”

(xviii) Events of Default. Section 7.2(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(a) fails to perform or observe any term, provision, condition, covenant or other agreement contained in any of Sections 2.7, 5.2, 5.3, 5.5, 5.8, 5.12, 5.14, 5.16, 5.17, 5.21, 5.22, 5.23, 5.24, 5.25, and 6.1 through 6.16 of this Agreement or Section 6 of the Security Agreement;”

(xix) Schedule 5.2. Schedule 5.2 is hereby replaced in its entirety with the new Schedule 5.2 attached hereto as Annex I.

(xx) Schedule 5.3. Schedule 5.3 is hereby replaced in its entirety with the new Schedule 5.3 attached hereto as Annex II.

3. Conditions to Effectiveness. The effectiveness of this Amendment is subject to the fulfillment, in a manner satisfactory to the Agent and the Lenders, of each of the following conditions precedent (the date such conditions are fulfilled or waived by the Agent and the Lenders is hereinafter referred to as the “Third Amendment Effective Date”):

(a) Representations and Warranties; No Event of Default. The representations and warranties herein, in Section 4 of the Credit Agreement and in each other Loan Document and certificate or other writing delivered to the Agent and the Lenders pursuant hereto on or prior to the Third Amendment Effective Date shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) after giving effect to this Amendment on and as of the Third Amendment Effective Date as though made on and as of such date (except to the extent such representations and warranties expressly relate to an earlier date), and no Default or Event of Default shall have occurred and be continuing on the Third Amendment Effective Date or would result from this Amendment becoming effective in accordance with its terms (except as expressly waived herein).

(b) Execution of Amendment. The Agent and the Lenders shall have executed this Amendment and shall have received a counterpart to this Amendment, duly executed by the Borrowers and each Guarantor.

(c) Execution of Fee Letter Amendment. The Agent shall have executed an amendment to the Fee Letter (the “Fee Letter Amendment”) and shall have received a counterpart to the Fee Letter Amendment, duly executed by the Borrowers. The Borrowers shall have paid to the Agent all amounts due and owing to any Agent or any Lender in connection with this Amendment, including, without limitation, closing fees, attorneys’ fees and search fees.

(d) Closing Certificates. The Agent shall have received (w) a certificate from the Secretary of each Loan Party (i) attesting to the resolutions of such Loan Party’s Board of Directors authorizing its execution, delivery, and performance of this Amendment and the other Loan Documents to which such Loan Party is a party, (ii) authorizing specific officers of such Loan Party to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party; (x) copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the Third Amendment Effective Date, certified by the Secretary of such Loan Party; (y) a certificate of status with respect to each Loan Party, dated within 10 days of the Third Amendment Effective Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such jurisdiction; and (z) certificates of status with respect to each Loan Party, each dated within 30 days of the Third Amendment Effective Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Borrower is in good standing in such jurisdictions.

(e) Legal Opinions. The Agent shall have received legal opinions, in form and substance satisfactory to Agent, from counsel to the Loan Parties.

(f) Lien Searches. The Agent shall have received evidence that appropriate financing statements have been duly filed in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect Agent’s Liens in and to the Collateral, and Agent shall have received searches reflecting the filing of all such financing statements, and evidencing the absence of any other Liens on the Collateral, other than Liens acceptable to Agent.

(g) Other Agreements. The Agent shall have received such other agreements, instruments, approvals and other documents, each reasonably satisfactory to the Agent in from and substance, as the Agent may reasonably request.

4. Representations and Warranties. Each of the Borrowers and the Guarantors represents and warrants as follows:

(a) The execution, delivery and performance by the Borrowers or such Guarantor of this Amendment (including, without limitation, Section 5) and the performance by the Borrowers or such Guarantor of the Credit Agreement, as amended hereby, have been duly authorized by all necessary action, and the Borrowers or such Guarantor has all requisite power, authority and legal right to execute, deliver and perform this Amendment (including, without limitation, Section 5) and to perform the Credit Agreement, as amended hereby.

(b) This Amendment and the Credit Agreement, as amended hereby, is a legal, valid and binding obligation of the Borrowers or such Guarantor, enforceable against the Borrowers or such Guarantor in accordance with the terms thereof, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(c) The representations and warranties contained in Section 4 of the Credit Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) after giving effect to this Amendment on and as of the Third Amendment Effective Date as though made on and as of the Third Amendment Effective Date (except to the extent such representations and warranties expressly relate to an earlier date), and no Event of Default or Default has occurred and is continuing on and as of the Third Amendment Effective Date, or would result from this Amendment becoming effective in accordance with its terms (except as expressly waived herein).

5. Release. Each of the Borrowers and the Guarantors may have certain Claims against the Released Parties, as those terms are defined below, regarding or relating to the Credit Agreement or the other Loan Documents. The Agent, the Lenders, the Borrowers and the Guarantors desire to resolve each and every one of such Claims in conjunction with the execution of this Amendment and thus each of the Borrowers and the Guarantors makes the releases contained in this Section 5. In consideration of the Agent and the Lenders entering into this Amendment and agreeing to substantial concessions as set forth herein, each of the Borrowers and the Guarantors hereby fully and unconditionally releases and forever discharges each of the Agent and the Lenders, and their respective directors, officers, employees, subsidiaries, branches, affiliates, attorneys, agents, representatives, successors and assigns and all persons, firms, corporations and organizations acting on any of their behalves (collectively, the “Released Parties”), of and from any and all claims, allegations, causes of action, costs or demands and liabilities, of whatever kind or nature, from the beginning of the world to the date on which this Amendment is executed, whether known or unknown, liquidated or unliquidated, fixed or contingent, asserted or unasserted, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, anticipated or unanticipated, which the Borrowers or the Guarantors has, had, claims to have had or hereafter claims to have against the Released Parties by reason of any act or omission on the part of the Released Parties, or any of them, occurring prior to the date on which this Amendment is executed, including all such loss or damage of any kind heretofore sustained or that may arise as a consequence of the dealings among the parties up to and including the date on which this Amendment is executed, including the administration or enforcement of the Advances, the Obligations, the Credit Agreement or any of the Loan Documents (collectively, all of the foregoing, the “Claims”). Each of the Borrowers and the Guarantors represents and warrants that it has no knowledge of any claim by it against the Released Parties or of any facts or acts of omissions of the Released Parties which on the date hereof would be the basis of a claim by the Borrowers or the Guarantors against the Released Parties which is not released hereby. Each of the Borrowers and the Guarantors represents and warrants that the foregoing constitutes a full and complete release of all Claims.

6. Miscellaneous.

(a) Continued Effectiveness of the Credit Agreement. Except as otherwise expressly provided herein, the Credit Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that on and after the Third Amendment Effective Date (i) all references in the Credit Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended by this Amendment, and (ii) all references in the other Loan Documents to the “Credit Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended by this Amendment. To the extent that the Credit Agreement or any other Loan Document purports to pledge to Agent, or to grant to Agent, a security interest or lien, such pledge or grant is hereby ratified and confirmed in all respects. Except as expressly provided herein, the execution, delivery and effectiveness of this Amendment shall not operate as an amendment of any right, power or remedy of the Agent and the Lenders (including the Issuing Lender) under the Credit Agreement or any other Loan Document, nor constitute an amendment of any provision of the Credit Agreement or any other Loan Document.

(b) Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by telefacsimile or electronic mail shall be equally as effective as delivery of an original executed counterpart of this Amendment.

(c) Headings. Section headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(d) Costs and Expenses. The Borrowers agree to pay on demand all reasonable fees, costs and expenses of the Agent and the Lenders in connection with the preparation, execution and delivery of this Amendment.

(e) No Waivers. Except as otherwise expressly provided herein, this Amendment is not a waiver of, or consent to, any Default or Event of Default now existing or hereafter arising under the Credit Agreement or any other Loan Document and the Agent and the Lenders expressly reserve all of their rights and remedies under the Credit Agreement and the other Loan Documents in respect of all such Defaults or Events of Default not waived or consented to hereby, under applicable law or otherwise.

(f) Amendment as Loan Document. The Borrowers and each Guarantor hereby acknowledge and agree that this Amendment constitutes a “Loan Document” under the Credit Agreement. Accordingly, it shall be an Event of Default under the Credit

Agreement if (i) any representation or warranty made by the Borrowers or any Guarantor under or in connection with this Amendment shall have been untrue, false or misleading in any material respect when made, or (ii) the Borrowers or any Guarantor shall fail to perform or observe any term, covenant or agreement contained in this Amendment.

(g) Governing Law. This Amendment shall be governed by the laws of the State of New York.

(h) Waiver of Jury Trial. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AMENDMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.

[Remainder of this Page Intentionally Left Bank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first above written.

BORROWERS:

DUNE ENERGY, INC., a Delaware corporation

By:	/s/ James A. Watt
Name:	James A. Watt
Title:	President

DUNE PROPERTIES, INC., a Texas corporation

By:	/s/ James A. Watt
Name:	James A. Watt
Title:	President

VAQUERO PARTNERS LLC, a Texas limited liability company

By:	/s/ James A. Watt
Name:	James A. Watt
Title:	President

GUARANTORS:

DUNE OPERATING COMPANY, a Texas corporation

By:	/s/ James A. Watt
Name:	James A. Watt
Title:	President

DUNE GC HOLDINGS, INC., a Delaware corporation

By:	/s/ James A. Watt
Name:	James A Watt
Title:	President

AGENT AND LENDER:

WELLS FARGO CAPITAL FINANCE, INC.,
a California corporation, as Agent and as a Lender

By:	/s/ Gary Forlenza
Name:	Gary Forlenza
Title:	Vice President

Annex I

Schedule 5.2

Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent:

Monthly (as soon as possible and in any event within 30 days of each fiscal month)	(a) a report setting forth as of the last Business Day of such month, a summary of its hedging positions under all Hedge Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of Hydrocarbons of Borrowers, including the type, term, effective date, termination date and notional principal amounts or volumes, the hedged price(s), interest rate(s) or exchange rate(s), as applicable, the net market to marked value thereof and any credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement,

Quarterly (as soon as possible and in any event not later than 45 days after end of each quarter)

(b) a report on a lease-by-lease or unit basis, showing (i) the gross proceeds from the sale of Hydrocarbon products produced from Borrowers’ Oil and Gas Properties, (ii) the quantity of Hydrocarbon products sold, (iii) the severance, gross production, occupation, or gathering taxes deducted from or paid out of the proceeds, (iv) the lease operating expenses, tangible drilling costs, and Capital Expenditures, (v) the number of wells operated (or the numbers of pooled units), drilled, or abandoned, the name, address, telephone number, and contact with the purchaser of production for all of the Oil and Gas Properties of Borrowers,

(c) a summary aging, by vendor, of each Loan Party’s accounts payable and any book overdraft, including lease operating expenses and royalty payments, including adequate documentation, as requested by Agent, that ensures such royalty payments are being paid on a timely basis; and

(d) a report: (i) setting forth the total amount actually paid by each Loan Party during the preceding quarter for: (A) plugging and abandonment costs for previous or ongoing plugging and abandonment operations pertaining to such Loan Party’s Oil and Gas Properties, and (B) general bond and supplemental bond payments pertaining to plugging and abandonment costs; and (ii) estimating the future payments for (A) and (B), above, for each of the succeeding two quarters.

Semi-annually (not later than 5 Business Days after the delivery of a Reserve Report)	(e) a Borrowing Base Certificate, current as of the close of business on the last day of the immediately preceding month, supported by schedules showing the derivation thereof and containing such detail and other information as shall be determined in Agent’s Permitted Discretion, provided that (i) the Borrowing Base set forth in the Borrowing Base

Certificate shall be (A) determined on the basis of the NYMEX Strip Prices used in preparation of the report most recently delivered by Borrowers and (B) effective from and including the date such Borrowing Base Certificate is duly received by Agent but not including the date on which a subsequent Borrowing Base Certificate is received by Agent unless Agent disputes the eligibility of any Oil and Gas Property for inclusion in the calculation of the Borrowing Base or the valuation thereof by notice of such dispute to Borrowers and (ii) in the event of any dispute about the eligibility of any such property included in the calculation of the Borrowing Base or the valuation thereof, eligibility shall be determined in Agent’s Permitted Discretion,

Annually (not later than 90 days after June 30th of each year)	(f) a Reserve Report, prepared under the supervision of the chief engineer of each Borrower in accordance with the procedures used in the Initial Reserve Report, and together with each such Reserve Report, a certificate of an Authorized Officer of each Borrower certifying that, to the best of his or her knowledge that: (i) such Borrower owns good and defensible title to its Oil and Gas Properties evaluated in such Reserve Report and such Properties are free and clear of all Liens except for Permitted Liens, (ii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take-or-pay or other prepayments with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require such Borrower to deliver Hydrocarbons produced from such Oil and Gas Properties or make cash payments at some future time without then or thereafter receiving full payment therefore, (iii) except as set forth on an exhibit to the certificate, none of such Borrower’s Oil and Gas Properties have been sold since the date of the Reserve Report, which exhibit shall list all of such Borrower’s Oil and Gas Properties sold and in such detail as is reasonably required by Agent, (iv) attached as an exhibit to the certificate is a list of its Oil and Gas Properties added to and deleted from the Reserve Report most recently delivered and a list of all Persons disbursing proceeds to such Borrower, as applicable, from its Oil and Gas Properties, (v) attached to the certificate as an exhibit is a list of all of the Oil and Gas Properties of such Borrower evaluated by such Reserve Report that are subject to a Mortgage, a Security Agreement and UCC financing statements, that in each case create a perfected, first priority Lien in such Oil and Gas Properties in favor of Agent, and (vi) except as set forth and explained on an exhibit to such certificate, there has not been any change in the working interest or net revenue interest of such Borrower in any of the Oil and Gas Properties included on such Reserve Report since the date of the last certificate delivered.

Annually (not later than 90 days after December 31st of each year)	(g) a Reserve Report, prepared by a qualified independent third party in accordance with the procedures used in the Initial Reserve Report, and together with each such Reserve Report, a certificate of an Authorized Officer of each Borrower certifying that, to the best of his or her knowledge that: (i) such Borrower owns good and defensible title to its

Oil and Gas Properties evaluated in such Reserve Report and such Properties are free and clear of all Liens except for Permitted Liens, (ii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take-or-pay or other prepayments with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require such Borrower to deliver Hydrocarbons produced from such Oil and Gas Properties or make cash payments at some future time without then or thereafter receiving full payment therefore, (iii) except as set forth on an exhibit to the certificate, none of such Borrower’s Oil and Gas Properties have been sold since the date of the Reserve Report, which exhibit shall list all of such Borrower’s Oil and Gas Properties sold and in such detail as is reasonably required by Agent, (iv) attached as an exhibit to the certificate is a list of its Oil and Gas Properties added to and deleted from the Reserve Report most recently delivered and a list of all Persons disbursing proceeds to such Borrower, as applicable, from its Oil and Gas Properties, (v) attached to the certificate as an exhibit is a list of all of the Oil and Gas Properties of such Borrower evaluated by such Reserve Report that are subject to a Mortgage, a Security Agreement and UCC financing statements, that in each case create a perfected, first priority Lien in such Oil and Gas Properties in favor of Agent, and (vi) except as set forth and explained on an exhibit to such certificate, there has not been any change in the working interest or net revenue interest of such Borrower in any of the Oil and Gas Properties included on such Reserve Report since the date of the last certificate delivered.

Upon request by Agent

(h) as soon as practicable, notification of prepayment of Hydrocarbons by any customer of any Loan Party, together with a reasonably detailed summary of the terms of such transaction, including, without limitation, the amount of such prepayment, the quantity of Hydrocarbons to be delivered, the delivery schedule of such Hydrocarbons and such other information as may be reasonably requested by Agent,

(i) promptly after sending or receipt thereof, copies of any material notice or other correspondence sent to, or received from, any Governmental Authority related to the Oil and Gas Properties of any Loan Party, including, without limitation, notice of any new plugging and abandonment or other performance or other assurance bond requirements related to such Oil and Gas Properties,

(j) proof of payment of applicable Taxes, including Real Property, ad valorem and Production Taxes,

(k) up to twice a year at Loan Parties’ expense (in addition to the Reserve Reports required to be delivered pursuant to clauses (f) and (g) above), a Reserve Report, prepared by a qualified independent third party in accordance with the procedures used in the Initial Reserve Report, and together with each such Reserve Report, a certificate of an Authorized

Officer of each Borrower certifying that, to the best of his or her knowledge that: (i) such Borrower owns good and defensible title to its Oil and Gas Properties evaluated in such Reserve Report and such Properties are free and clear of all Liens except for Permitted Liens, (ii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take-or-pay or other prepayments with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require such Borrower to deliver Hydrocarbons produced from such Oil and Gas Properties or make cash payments at some future time without then or thereafter receiving full payment therefore, (iii) except as set forth on an exhibit to the certificate, none of such Borrower’s Oil and Gas Properties have been sold since the date of the Reserve Report, which exhibit shall list all of such Borrower’s Oil and Gas Properties sold and in such detail as is reasonably required by Agent, (iv) attached as an exhibit to the certificate is a list of its Oil and Gas Properties added to and deleted from the Reserve Report most recently delivered and a list of all Persons disbursing proceeds to such Borrower, as applicable, from its Oil and Gas Properties, (v) attached to the certificate as an exhibit is a list of all of the Oil and Gas Properties of such Borrower evaluated by such Reserve Report that are subject to a Mortgage, a Security Agreement and UCC financing statements, that in each case create a perfected, first priority Lien in such Oil and Gas Properties in favor of Agent, and (vi) except as set forth and explained on an exhibit to such certificate, there has not been any change in the working interest or net revenue interest of such Borrower in any of the Oil and Gas Properties included on such Reserve Report since the date of the last certificate delivered, and

(l) such other reports as to the Collateral or the financial condition of Loan Parties, as Agent may reasonably request.

Annex II

Schedule 5.3

Deliver to Agent, with copies to each Lender, each of the financial statements, reports, or other items set forth set forth below at the following times in form satisfactory to Agent:

Commencing on September 30, 2007 and as soon as available, but in any event within 45 days after the end of each month thereafter during each of Parent’s fiscal years

(a) each month, an unaudiated consolidated and consolidating balance sheet, income statement, and statement of cash flow covering Parent’s and its Subsidiaries’ operations during such period,

(b) each quarter, an unaudiated consolidated and consolidating balance sheet, income statement, and statement of cash flow covering Parent’s and its Subsidiaries’ operations during such period, and

(c) a Compliance Certificate.

as soon as available, but in any event within 90 days after the end of each of Parent’s fiscal years (or 3 Business Days after the Third Amendment Effective Date in the case of fiscal year 2009)

(d) consolidated and consolidating financial statements of Parent and its Subsidiaries for each such fiscal year, audited, in the case of consolidated financial statements, by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 6.16), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management), and

(e) a Compliance Certificate.

as soon as available, but in any event within 30 days prior to the start of each of Parent’s fiscal years,	(f) copies of Parent’s Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, for the forthcoming fiscal year, month by month, certified by the chief financial officer of Parent as being such officer’s good faith estimate of the financial performance of Parent during the period covered thereby.

if and when filed by any Borrower,	(g) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(h) any other filings made by any Loan Party with the SEC, and (i) any other information that is provided by a Loan Party to its shareholders generally.

promptly, but in any event within 10 days after a Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,	(j) notice of such event or condition and a statement of the curative action that Loan Parties propose to take with respect thereto.

promptly, but in any event within 10 days after a Loan Party has knowledge of any labor negotiations or strikes or termination or cancellation of any Material Contract,	(k) notice of such event or condition and a statement of the curative action that Loan Parties propose to take with respect thereto.

promptly after the commencement thereof, but in any event within 10 days after the service of process with respect thereto on any Borrower or any Subsidiary of a Borrower,	(l) notice of all actions, suits, or proceedings brought by or against any Loan Party or any Subsidiary of a Loan Party before any Governmental Authority which reasonably could be expected to result in a Material Adverse Change.

promptly after sending or receipt thereof,	(m) copies of any material notice or other correspondence sent to, or received from, any Governmental Authority related to the Oil and Gas Properties of any Loan Party, including, without limitation, notice of any new plugging and abandonment or other performance or other assurance bond requirements related to such Oil and Gas Properties.

promptly after receipt or delivery thereof,	(n) (i) copies of any material notices that any Loan Party receives from or sends to any person in connection with any Material Contract and (ii) at least 3 Business Days prior to the effective date thereof, any amendments, modifications, waivers or other changes to any such documents.

upon the request of Agent,	(o) any other information reasonably requested relating to the financial condition of Loan Parties or their Subsidiaries.